Exhibit 23.2



                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Concurrent Computer Corporation and subsidiaries

We consent to the incorporation by reference in Registration Statement Nos. 333-32116, 333-46857, 33-54605,33-54698 and 333-82686 of Concurrent Computer
Corporation on Form S-8 and Registration Statement Nos. 333-72012, 333-05169, 33-72548 and 333-61172 of Concurrent Computer Corporation on Form S-3 of our report dated July 31, 1999, related to the consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows of Concurrent Computer Corporation and subsidiaries for the year ended June 30, 1999, which report appears in the Concurrent Computer Corporation annual report on Form 8-K dated June 7, 2002.


                                  /s/  KPMG LLP


Atlanta, Georgia
June 5, 2002


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